Exhibit (a)(1)(RR)

Goldman Sachs Global Healthcadre Conference

June 16, 2005

Omnicare

Forward-Looking Statements

Except for historical information discussed, the statements made today are forward-looking statements that involve risks and uncertainties.

Investors are cautioned that such statements are only predictions and that actual events or results may differ materially.

These forward-looking statements speak only as of this date. We undertake no obligation to publicly release the results of any revisions to the forward-looking statements made today, to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

To facilitate comparisons and enhance understanding of core operating performance, certain financial measures have been adjusted from the comparable amount under Generally Accepted Accounting Principles (GAAP). A detailed reconciliation of adjusted numbers to GAAP is posted on our web site at www.omnicare.com.

Omnicare’s Offer For NeighborCare

Compelling Opportunity for all Shareholders

Expiration of HSR waiting period Offer increased to $32 per share in cash with fully committed financing

81% premium to stock price day prior to public announcement of offer

50% premium to 30-day average stock price (ending May 21, 2004)

$6 per share more than NCRX previous all-time high

Transaction Value: 1.7 billion(1)

Tender offer expiration June 30, 2005 (NYC time)

1. Equity value plus debt ($264.7 million), minority interest ($7.9 million), less cash ($27.3 million) as per public filings.

3